FOR IMMEDIATE RELEASE

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Director of Corporate Communications
Jennifer McGuffin
+1 630 245 1780
media@calamos.com

Calamos Asset Management, Inc. Board Appoints Tom Eggers as Lead Independent Director

Naperville, IL, 2 August 2012 – The Calamos Asset Management, Inc. (CAM) Board today appointed current board member Mr. Tom Eggers to serve as Lead Independent Director. In that role, Mr. Eggers will, among other responsibilities, coordinate the CAM Board’s oversight of key corporate initiatives. Mr. Eggers was appointed to the Board as an independent member as of January 31, 2012.

“We are pleased to have Tom serving in this leadership role. His contributions add value for the shareholders of Calamos Asset Management and this was an insightful decision by the Board,” stated John P. Calamos, Sr., chairman, chief executive officer and co-chief investment officer.

Mr. Eggers has been in financial services since 1976 and brings to the CAM Board strong industry credentials. He was most recently the CEO and President of The Dreyfus Corporation and a member of its Board of Directors. He initially joined Dreyfus in 1996 as President of Dreyfus Investments, was appointed Vice Chairman of The Dreyfus Corporation in 1999 and became President in 2001. In 2002, Mr. Eggers left Dreyfus to become President and CEO of Scudder Investments, part of Deutsche Asset Management. He rejoined Dreyfus in 2005 as President and COO and was named CEO the following year. He retired from Dreyfus in April 2008.

Mr. Eggers was a founding member of several industry trade groups including The Forum for Investor Advice, which is now part of the Money Management Institute. He has served on committees for the Investment Company Institute and was elected to its Board of Governors in 2007, as well as served on the Investment Committee of NASD, which is now FINRA. Mr. Eggers also has served as an independent trustee and interested trustee of several organizations including Dreyfus, Scudder, Founders Funds and USAA.

Mr. Eggers attended Marquette University and is a frequent guest lecturer at many business and industry forums.  He completed the SII program at the Wharton School.

Mr. Eggers is a member of CAM's Audit, Compensation and Nominating and Corporate Governance Committees.

About Calamos

Calamos Investments LLC is a globally diversified holding company for a group of affiliated investment firms which have served the needs of institutional and individual investors for over 35 years. The company’s clients include public and private pensions, foundations, endowments, corporations, financial advisors, families and individuals from around the world who have entrusted the firm with $33.4 billion in assets under management as of June 30, 2012.

Calamos offers a range of global investment solutions - equity, fixed-income, convertible and alternatives - to work with clients’ multi-asset allocation frameworks and achieve the goals of their investment programs.

Calamos serves professional/sophisticated investors around the world through Calamos Global Funds plc (UCITS), distributed by Calamos Investments LLP, London, United Kingdom.

For more information, please visit calamos.com.

Source: Calamos Asset Management, Inc.
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